                                                              Filed pursuant to
                                                              Rule 424 (b)(3)
                                                              Reg Nos. 333-36434
                                                              and 333-36434-01

PROSPECTUS SUPPLEMENT NO. 26
(To Prospectus dated August 30, 2000)

NTL (Delaware), Inc.
5 3/4% Convertible Subordinated Notes Due 2009
NTL Incorporated
Shares of Common Stock

This Prospectus Supplement No. 26 supplements and amends the Prospectus dated August 30, 2000, the Prospectus Supplement No. 1 dated September 26, 2000, the Prospectus Supplement No. 2 dated October 5, 2000, the Prospectus Supplement No. 3 dated October 18, 2000, the Prospectus Supplement No. 4 dated October 19, 2000, the Prospectus Supplement No. 5 dated October 27, 2000, the Prospectus Supplement No. 6 dated November 1, 2000, the Prospectus Supplement No. 7 dated November 1, 2000, the Prospectus Supplement No. 8 dated November 9, 2000, the Prospectus Supplement No. 9 dated November 16, 2000, the Prospectus Supplement No. 10 dated December 1, 2000, Prospectus Supplement No. 11 dated December 6, 2000, the Prospectus Supplement No. 12 dated December 12, 2000, the Prospectus Supplement No. 13 dated January 4, 2001, the Prospectus Supplement No. 14 dated January 10, 2001, the Prospectus Supplement No. 15 dated January 19, 2001, the Prospectus Supplement No. 16 dated February 5, 2001, the Prospectus Supplement No. 17 dated February 20, 2001, the Prospectus Supplement No. 18 dated February 26, 2001, the Prospectus Supplement No. 19 dated March 7, 2001, the Prospectus Supplement No. 20 dated March 23, 2001, the Prospectus Supplement No. 21 dated March 26, 2001, the Prospectus Supplement No. 22 dated April 20, 2001, the Prospectus Supplement No. 23 dated May 11, 2001, the Prospectus Supplement No. 24 dated May 18, 2001 and the Prospsectus Supplement No. 25 dated June 1, 2001 relating to the 5 3/4% Convertible Subordinated Notes Due 2009 of NTL (Delaware), Inc. and the shares of NTL Incorporated's common stock, par value $.01 per share, issuable upon conversion of the Convertible Notes.

The table on pages 46 through 47 of the Prospectus sets forth information with respect to the Selling Security Holders (as defined in the Prospectus) and the respective amounts of Convertible Notes beneficially owned by each Selling Security Holder that may be offered pursuant to the Prospectus. This Prospectus Supplement amends that table by adding the following Selling Security Holders, or to the extent such persons are already named as Selling Security Holders, by amending the respective amounts of Convertible Notes beneficially owned.

                                        PRINCIPAL            PERCENT OF              COMMON
                                        AMOUNT OF               TOTAL              STOCK OWNED               COMMON
                                       CONVERTIBLE            PRINCIPAL              PRIOR TO             STOCK TO BE
      SELLING SECURITY                    NOTES               AMOUNT OF              ORIGINAL            REGISTERED BY
          HOLDERS                          ($)               OUTSTANDING             OFFERING            THE PROSPECTUS
-----------------------------------------------------------------------------------------------------------------------
Deutsche Banc
   Alex Brown Inc                    23,000,000                1.91                    --               212,600.5

Dia High Yield
   Bond Fund                            500,000                  *                     --                 4,621.75

Eaton Vance High
   Income Portfolio                   4,550,000                  *                     --                42,057.93

Eaton Vance Income
   Fund of Boston                     2,450,000                  *                     --                22,646.58
-----------------------------------------------------------------------------------------------------------------------

*  Less than one percent

The Prospectus, together with Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7, Prospectus Supplement No. 8, Prospectus Supplement No. 9, Prospectus Supplement No. 10, Prospectus Supplement No. 11, Prospectus Supplement No. 12, Prospectus Supplement No. 13, Prospectus Supplement No. 14, Prospectus Supplement No. 15, Prospectus Supplement No. 16, Prospectus Supplement No. 17, Prospectus Supplement No. 18, Prospectus Supplement No. 19, Prospectus Supplement No. 20, Prospectus Supplement No. 21, Prospectus Supplement No. 22, Prospectus Supplement No. 23, Prospectus Supplement No. 24, Prospectus Supplement No. 25 and this Prospectus Supplement No. 26 constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes.

Prospective investors should carefully consider matters discussed under the caption "Risk Factors" beginning on page 4 of the Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 26 is June 25, 2001.

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